Exhibit 99.1

News Release

U.S. Silica Expands Board of Directors with Appointment of Jimmi Sue Smith

Katy, TX, July 14, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that it has appointed Jimmi Sue Smith to its Board of Directors effective July 14, 2023. The election of Ms. Smith increases the size of the Company’s Board to eight members. Ms. Smith will also serve as an independent member of the Audit Committee of the Board.

Ms. Smith has served as Chief Financial Officer of Koppers Holdings Inc., an NYSE-listed company and leading integrated global provider of treated wood products, wood preservation chemicals and carbon compounds, since January 2022. Ms. Smith joined Koppers in 2020, serving as Vice President of Finance and Treasurer until her promotion to Chief Financial Officer. Prior to her role at Koppers, Ms. Smith served as Senior Vice President and Chief Financial Officer of EQT Corporation, a natural gas producer, from November 2018 to August 2019, and at various other roles of increasing responsibility at EQT from 2007 to November 2018.

Commenting on the addition of Ms. Smith to the U.S. Silica Board, Chief Executive Officer Bryan Shinn stated, “Jimmi Sue brings a wealth of public company financial and operating expertise to U.S Silica, and I am delighted to welcome her to our Board.”

“Our Board is pleased to add a new member who complements our Board’s breadth of talent and background,” said Charles Shaver, U.S. Silica’s Chairman. “Jimmi Sue will bring new business perspective and insight to our Board as we look to continue to grow our business and seek new opportunities to create and deliver shareholder value.”

“I’m pleased to join Bryan, Charlie and the other U.S. Silica Board members at this very exciting time for the Company,” said Ms. Smith. “I look forward to engaging with the Company’s stakeholders as well as leveraging my experience to contribute to U.S. Silica’s success.”

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets.

U.S. Silica’s wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Investor Contact

Patricia Gil

Vice President, Investor Relations & Sustainability

(281) 505-6011

gil@ussilica.com

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